Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 23, 2011 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in National Fuel Gas Company’s Annual Report on Form 10 K for the year ended September 30, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Buffalo, New York

March 19, 2012